Exhibit 12.1

COLONIAL REALTY LIMITED PARTNERSHIP

Ratio of Earnings to Fixed Charges

(all amounts in thousands)
December 31, 2001

Description                                12/31/01                   12/31/00
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Fixed Charges:

Interest expense                          $ 71,397                    $ 71,855
Capitalized interest                        10,608                       9,553
Debt costs amortization                      1,321                       1,224
                                      ------------------------------------------

Total Fixed Charges                       $ 83,326                    $ 82,632

Earnings Plus Fixed Charges:

Income before property sales and
   extraordinary items                    $ 60,117                    $ 61,825
Fixed Charges                               83,326                      82,632
                                     ------------------      -------------------

Total                                    $ 143,443                   $ 144,457

Ratio of Earnings to Fixed Charges            1.72                        1.75
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